Exhibit 10.52

Hewitt Global Stock and Incentive Compensation Plan

Stock and Deferred Stock Unit Award Agreement

For Independent Directors

This Award Agreement and the Plan together govern your rights under the Hewitt Global Stock and Incentive Compensation Plan (the “Plan”) and set forth all of the conditions and limitations affecting such rights. Capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan or in this Award Agreement. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

Overview of Your Equity Grant

1.	Number of Shares Granted:

2.	Date of Grant:

3.	Vesting Period: These shares do not provide you with any rights or interests therein until they vest in accordance with the following:

(a)	One hundred percent (100%) of the shares will vest on the first anniversary of the Date of Grant, provided you have continued to provide services to the Company through such anniversary.

(b)	One hundred percent (100%) of the shares will vest upon your termination of service due to death, Disability, or Retirement, provided you have continued in the service of the Company through such event.

“Retirement” for purposes of this Award Agreement shall mean termination of Board membership after five (5) years of service on the Board. “Disability” for purposes of this Award Agreement shall mean a total and permanent disability as determined by a majority of the Board.

4.	Change in Control: In the event of a Change in Control, all of the unvested shares shall become immediately vested.

5.	Requirements of Law: The granting of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

6.	Applicable Laws and Consent to Jurisdiction: The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Illinois without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Award Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Illinois.

7.	Nontransferability: Shares awarded pursuant to this Award Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of the shares is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the shares, your right to such shares shall be immediately forfeited to the Company, and this Award Agreement shall lapse.

8.	Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board may adopt for administration of the Plan. It is expressly understood that the Board is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.

9.	Amendment to the Plan: The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect your rights under this Award Agreement, without your written approval.

10.	Successor: All obligations of the Company under the Plan and this Award Agreement, with respect to the shares, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

11.	Severability: The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Agreement to Participate

By signing a copy of this Award Agreement and returning it to Barbara LaFasto of Hewitt Associates, Inc., I acknowledge that I have reviewed the Plan and this Award Agreement, and that I fully understand all of my rights under the Plan and this Award Agreement.

Printed Name
Signature
Date

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